Exhibit 10.5.2

June 22, 2006

Via e-mail, Hand Delivery & U.S. Mail

Re:                               Amended and Restated Employment Agreement: dated December 19, 2005 by and between Commercial Capital Bancorp, and James R. Daley;

Amended and Restated Employment Agreement; dated December 19, 2005 by and between Commercial Capital Bank, FSB and James R. Daley;

Agreement and Plan of Merger by and among Washington Mutual. Inc. Commercial Capital Bancorp, Inc. and Bruin Acquisition Inc. dated April 23, 2006.

Dear Jim:

This letter will serve to confirm our discussions and the understandings reached with respect to your Amended and Restated Employment Agreement dated December 19, 2005, by and between Commercial Capital Bancorp, Inc. (“CCBI”), and James R. Daley; (the “Executive”), and that certain Amended and Restated Employment Agreement dated December 19, 2005 by and between Commercial Capital Bank, FSB (“CCB”), and Executive (herein collectively the two employment agreements shall be referred to as the “Daley Agreements”).

As you are aware, pursuant to that certain Agreement and Plan of Merger by and among Washington Mutual, Inc. (“WAMU”), CCBI and Bruin Acquisition Inc. dated April 23, 2006 (the “Merger Agreement”), it is contemplated that CCBI will merge with a subsidiary of WAMU, (the “Merger”), with CCBI remaining as the surviving corporation and a wholly owned subsidiary of WAMU. In that regard, we have discussed, effective as of the date of the consummation of the Merger (the “Effective Date”), pursuant to the Daley Agreements, you are entitled to terminate your employment and receive certain payments and benefits upon such termination.

Moreover, we have informed you that WAMU has expressed no interest in integrating into WAMU the business activities of the Commercial Banking Division after the Effective Date. Consequently, and in consideration of the promises and assurances provided for herein, you have agreed to announce your resignation prior to the Effective Date from CCBI and CCB to be effective upon the Effective Date.

1.                                       Termination Of Employment & Termination of Daley Agreements.

(a)                                  Termination of Employment. Effective as of the Effective Date, the Executive’s employment with CCBI and any of its affiliates shall terminate. The Executive hereby resigns effective as of the Effective Date, from all positions that the Executive holds with CCBI and any of its affiliates.

(b)                                 Termination of Daley Agreements. Effective as of the Effective Date, the Daley Agreements shall terminate and be of no further force and effect, and neither Executive nor CCBI and its affiliates shall have any further rights thereunder; provided that Sections 13(d) and 14 of the Daley Agreements shall survive termination of the Daley Agreements.

2.                                       Severance Payments and Benefits.

(a)                                  Payments and Benefits. In full satisfaction of all payments and benefits to which the Executive is entitled under the Daley Agreements, CCBI shall provide the Executive with the following upon the Effective Date and following expiration of the Revocation Period (without the Executive revoking the Release, as such terms are defined in Section 2(d) below):

(i)                                     a lump sum payment of the Executive’s accrued but unpaid base salary, if any, as of and through the date of Effective Date; and

(ii)                                  life, medical, dental and disability insurance benefits provided pursuant to Section 13(d) of the Daley Agreements, less all applicable withholding taxes; and

(iii)                               a lump sum payment equal to $4,700,282 in respect of all other severance payments and benefits.

(b)                                 Excise Tax Protections. Notwithstanding anything set forth in this letter to the contrary, the provisions set forth in Section 14 of the Daley Agreements (Parachute Payment Provision) shall continue to apply on and following the Effective Date, but only with respect to payments deemed to be made contingent upon the Merger.

(c)                                  Salary Continuation Agreement and Split Dollar Life Insurance Policy. Notwithstanding anything set forth in this letter agreement to the contrary, nothing in this letter agreement shall limit the Executive’s right to payments from WAMU or its affiliates pursuant to Executive’s Salary Continuation Agreement with CCB dated April 1, 2006, nor limit the Executive’s rights and benefits under his Split Dollar Life Insurance Policy maintained by CCB

(d)                                 Release. Concurrently with the execution of this letter agreement, the Executive shall execute the WAMU Acknowledgement and the Mutual General Release attached to this letter agreement as Exhibit “A”, and Exhibit “B” respectively, and the only severance and Change-in-Control Benefits the Executive shall be entitled to receive under the Daley Agreements shall be payments pursuant to section 2 of this letter agreement as a result of a change in control provided that the revocation period shall have expired without the Executive revoking such Mutual General Release.

3.                                       Post Announcement of Executive’s Resignation.

(a)                                  Executive’s Continuing Services.

(i)                                     Post the announcement of Executive’s resignation and prior to the Effective Date, Executive will continue to be an employee of CCB, and Executive agrees to provide Windup Services as hereinafter defined to CCBI and to such other affiliates as CCBI shall reasonably request. Subject to the terms and conditions of this letter agreement, the Executive shall, from time to time, provide such Windup Services as CCBI shall reasonably request.

(ii)                                  For purposes of this letter agreement, the term “Windup Services” shall mean any consulting services reasonably requested by CCBI and its affiliates, but which shall include, without limitation, the following:

(A)                              consultation regarding the orderly wind up of the Commercial Banking Division of CCB including: planned cessation of all business operations, staffing reductions, layoffs, terminations and the wind up of existing customer relations.

(B)                                consultation as may be reasonably requested in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of CCBI or its affiliates which relate to events or occurrences that transpired while Executive was employed by CCB (provided, however, that such cooperation shall not materially and adversely affect the Executive or expose the Executive to an increased probability of civil or criminal litigation), which shall include, but not be limited to, being available to meet with in-house counsel or retained counsel for CCBI and its affiliates to prepare for discovery or trial, at mutually convenient times.

(C)                                reasonable cooperation fully with CCBI and its affiliates in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by CCBI; and

(D)                               assistance in the wind up of the business activities of the Commercial Banking Division as a “legacy” business, which will cease to exist as of the Effective Date, in connection with the Merger, including, but not limited to Executive assisting in preserving historical information of significance with respect to cessation of the business activities of the Commercial Banking Division, and any special projects related to personnel and staffing reductions and attending strategic planning and other meetings with the management team of CCBI and its affiliates to assure the orderly wind up of the Commercial Banking Division prior to the Effective Date.

(b)                                 Executive’s Status Post Resignation Announcement. Executive shall only consult, render advice and perform such tasks as the Executive determines are necessary to provide the Windup Services required by CCBI or its affiliates in accordance with this Section 3. The Executive shall have no authority to act as an agent of CCBI or its affiliates, except on authority specifically so delegated, and Executive shall not represent to the contrary to any other person.

(c)                                  Expenses. CCBI shall, or shall cause CCB to, reimburse the Executive for all reasonable expenses incurred by the Executive while performing the Windup Services under this Section 3, upon presentation by the Executive to CCBI from time to time of appropriately itemized and approved (consistent with CCBI's or CCB’s as applicable, policy) accounts of such expenditures.

4.                                       Full Satisfaction. The Executive hereby acknowledges and agrees that, except for the Severance Payment that will become payable to the Executive and the other payments and benefits described in Sections 2, 3, and 6 of this letter agreement to which the Executive shall become entitled as of the Effective Date, the Executive shall not be entitled to any other compensation or benefits from CCBI or its affiliates, including, without limitation, any other severance or termination benefits; provided that it is agreed that nothing in this letter agreement shall constitute a waiver of the Executive’s rights to vested benefits, if any, under CCBI’s group health or employee pension benefit plans in respect of the Executive’s services to CCBI prior to the Effective Date.

5.                                       Covenants Not to Disclose Confidential Information. Executive agrees that he shall not, without the prior written permission of CCBI or CCB in each case, publish, disclose or make available to any other person, firm or corporation, either during or after the termination of this letter agreement, any Confidential Information which Executive may have obtained before or during the period Executive was employed by CCB, or which Executive may create prior to the Effective Date. Executive agrees to execute any and all such additional agreements and instruments that CCBI or CCB may deem reasonably necessary in order to protect the confidentiality of such Confidential Information or otherwise to effectuate the purpose and intent of this Section 5. Prior to the Effective Date, and in connection with the Windup Services, Executive shall return all documents, files, notes, writings and other tangible evidence of such Confidential Information to CCBI, and its subsidiaries. Prior to the Effective Date, and in connection with the Windup Services being completed, Executive shall return any personal computer, electronic storage device, cell telephone or electronic memory storage devices, provided to Executive by CCBI or CCB. Executive may retain and may continue to use the Executive’s current mobile cell telephone number after the Effective Date. Notwithstanding the foregoing, nothing shall prevent Executive from soliciting or doing business with any customer of the Commercial Banking Division, or from soliciting or recruiting any current or former employee of the Commercial Banking Division, using any information relating solely to the Commercial Banking Division and its customers and employees that became known to the Executive in the ordinary course of his employment with CCB; provided Executive represents and warrants to CCBI and CCB that Executive shall comply with any applicable Court orders, including the Preliminary Injunction and any judgment entered or settlement reached by the parties in the Comerica Bank Litigation. For purposes of this paragraph 5, Confidential Information shall be deemed to include any information acquired by Executive while employed by CCBI and CCB and all information acquired by Executive while employed by CCBI and CCB related to the defense of the Comerica Bank Litigation.

6. Defense and Indemnity Assurances. By letter dated December 15, 2005, Executive has been provided with certain assurances regarding the defense and indemnification obligation of CCB in connection with litigation styled, Comerica Bank v. CCBI, CCB, et al., a proceeding filed in the San Francisco Superior Court, Case # CGC-05-4543546 (hereinafter the “Comerica Bank Litigation”), and pursuant to a Reservation of Rights regarding Indemnification; (hereinafter “the December 15, 2005 Indemnification Letter”), attached hereto as Exhibit C. This letter will serve to confirm and to reaffirm the defense and indemnification assurances Executive was provided by CCB as set forth in the December 15, 2005 Indemnification Letter, with the following modifications. First, CCB hereby revokes its Reservation of Rights in the December 15, 2005 Indemnification Letter, and CCB agrees to indemnify Executive for any defense costs and liability arising out of the Comerica Bank Litigation and for any criminal investigation or proceeding relating to the subject matter of the Comerica Bank Litigation to the fullest extent permitted by law, including without limitation Office of Thrift Supervision (“OTS”), Regulation 12 CFR Section 545.121, and Section 78.7502 of the Nevada Revised Statutes, as applicable. Second, CCB and CCBI confirm that Executive may be represented by counsel of your choice, so long as it is reasonably acceptable to CCBI, and its insurer, for matters relating to the Comerica Bank Litigation. We confirm our understanding that you are currently being represented by Keker & Van Nest, LLP and CCBI’s insurer has consented to such legal representation of the Executive. Third, subject to Executive’s consent not to be unreasonably withheld, Executive agrees to dismiss, settle or drop prosecution of the Orange County Actions, in connection with the parties settlement of the Comerica Bank Litigation, and CCB will also pay your legal fees and costs for the two (2) matters currently pending in Orange County Superior Court relating to the Comerica Bank Litigation, Case Nos. 05 CC 12260 and 06 CC 06440, (the “Orange County Actions”). CCB’s indemnity obligations set forth herein shall be binding upon CCBI and its successors. Please feel free to consult with an attorney of your choice, at your own cost, concerning your rights to indemnity or defense and any other issue relating to the Comerica Bank Litigation.

(a) WAMU Indemnification Section 6.10 of the Merger Agreement. This letter will further serve to confirm that Executive shall be and is entitled to receive from and after the Effective Time pursuant to the Merger Agreement, Indemnification from the Indemnifying Party, (WAMU), as provided for in Section 6.10 of the Merger Agreement as a present and as of the Effective Date a former officer of CCBI or a subsidiary determined as of the Effective Time. As set forth in Section 6.10(d) of the Merger Agreement, the provisions of Section 6.10 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties, including Executive and his heirs.

7.          Executive Signing Bonus $500,000 Paid for Continued Employment.  CCB has previously paid Executive a $500,000 bonus of which payment was specifically conditioned on Executive’s continued employment with CCB for three (3) years. This letter will serve to confirm that subject to the Executive executing and accepting the terms of this letter agreement, the aforementioned Acknowledgement, the Mutual General Release and Executive performing the Windup Services herein described as of the Effective Date, no portion of the Executive’s $500,000 bonus previously paid to Executive by CCBI or its subsidiary is required to be returned to CCB upon the Effective Date or thereafter in connection with Executive’s announced resignation of employment from CCBI and CCB to be effective upon the Effective Date.

8.          Governing Law. This letter agreement shall be governed, construed and interpreted under the laws of the State of California.

9.          Miscellaneous.

(a)                                  Survival of Provisions. The obligations contained in Sections 2, 5, 6 and 9 of this letter agreement shall survive in accordance with their terms the termination or expiration of Executive’s employment with CCBI and CCB and shall be fully enforceable thereafter.

(b)                                 Arbitration. CCBI and the Executive hereby agree that any dispute or controversy arising under or in connection with this letter agreement, other than injunctive relief under Section 5 or 9 of this letter agreement, shall be settled exclusively by arbitration, conducted before a single arbitrator in Orange County, California (applying California law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear all costs associated with such arbitration.

(c)                                  Severability. In the event that any one or more of the provisions of this letter agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this letter agreement shall not be affected thereby.

(d)                                 Notice. For the purpose of this letter agreement, notices and all other communications provided for in the letter agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this letter agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to CCBI:
Commercial Capital Bancorp, Inc.
8105 Irvine Center Drive, Suite 1500
Irvine CA 92618
Attention: Donald E. Royer,
Executive Vice President. General Counsel

If to WAMU:
Washington Mutual, Inc.
1201 Third Avenue-WMT 1501
Seattle, WA 98101
Attention: Carey Brennan,
Associate General Counsel

With a copy to:

Jeffrey R. Chanin
David J. Silbert
Keker & Van Nest, LLP
710 Sansome St.
San Francisco, CA 94111

(e)  Executive’s Obligation of Confidentiality. Executive will not without the prior written permission of CCBI or CCB, publish, disclose or make available to any person, firm or corporation, either during or after termination of the letter agreement, this letter agreement, the WAMU Acknowledgement or the Mutual General Release, except as otherwise permitted under this letter agreement. In the event Executive receives a subpoena or other legal process calling for disclosure of this letter agreement, the WAMU Acknowledgement or the Mutual General Release, the Executive will notify CCBI so that CCBI may contest the legal validity of such subpoena or other legal process. If Executive is required to disclose any portion of this letter agreement, the WAMU Acknowledgement or the Mutual General Release, he will request the highest applicable level of confidential treatment under applicable Protective Order or confidentiality agreement. Notwithstanding the foregoing, the Executive may disclose this letter agreement, the WAMU Acknowledgement, and the Mutual General Release to Executive’s spouse, counsel, confidential advisors to Executive or Executive’s counsel, tax accountant, and financial advisors. Executive may also make any disclosure required by any applicable law or regulation.

This letter agreement constitutes the entire understanding and written agreement between the parties with respect to the subject matter hereof including (except as otherwise expressly provided in this letter agreement), the Daley Agreements. The terms of this letter agreement may not be modified or changed except by written instrument executed by all parties. This letter agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

Sincerely,

/s/ Donald E. Royer
Donald E. Royer
Executive Vice President & General Counsel

c:	Stephen H. Gordon
Carey Brennan, Esq.

Acceptance of Letter Agreement:
This letter agreement dated June 22 , 2006 is accepted and agreed to by
James R. Daley.
Dated June 22 , 2006

/s/ James R. Daley
James R. Daley

Exhibit A

WASHINGTON MUTUAL, INC.

ACKNOWLEDGEMENT

I.                                         Executive hereby agrees and acknowledges that the “Maximum Closing Amount” set forth below is the maximum amount that will be due to Executive in connection with the Closing contemplated by and defined in that certain Agreement and Plan of Merger, dated as of April 23, 2006, among Washington Mutual, Inc., Bruin Acquisition Inc. and Commercial Capital Bancorp, Inc. (“CCBI”) (the “Merger Agreement”) under any employment agreement, termination agreement, deferred compensation plan, and any bonus agreement, or any other agreements, plans or arrangements maintained by CCBI or any of its subsidiaries (including, without limitation, those certain employment agreements entered into by and between Executive and each of CCBI and Commercial Capital Bank FSB (CCB”), each dated December 19, 2005 (the “Employment Agreements”) in any event in connection with a termination of employment before, on or after, or otherwise in connection with or contingent upon, the transactions contemplated under the Merger Agreement, and that Executive shall not be entitled to receive any amount of payment that is in excess of the amount set forth below except: (i) for the future amounts of benefits due to the Executive after the date of Closing relating to Salary Continuation Agreements, COBRA benefits, and Split Dollar Life Insurance benefits, the present value of which is listed under Section II below as the “Maximum Value Amount”; (ii) pursuant to adjustments recognized in Acknowledgements 2 and 8 below; and (iii) that the amounts set forth below do not include the payments to which Executive is otherwise entitled to receive, pursuant to the applicable provisions of the Merger Agreement, with respect to (x) any shares of CCBI common stock (including, without limitation, any shares of restricted common stock of CCBI which, by the terms of the documents pursuant to which such shares have been granted, shall become fully vested in connection with the transactions contemplated by the Merger Agreement) held by Executive and (y) any options to purchase shares of common stock of CCBI which were granted under the applicable CCBI stock incentive plans that are held by Executive and outstanding as of the Effective Time (as such term is defined in the Merger Agreement).

Severance Payments Pursuant to Employment Agreements	$3,094,160
Excess Parachute Payment Excise Tax “Gross-up” Payment	1,606,122

Maximum Closing Amount:	$4,700,282

II.                                     In addition to the foregoing, Executive hereby agrees and acknowledges that the “Maximum Net Present Value Amount” set forth below is the maximum amount of the present value, as of September 1, 2006, of all future payments and benefits that will be due and may be paid to Executive at a date or dates that are later than the Closing under any supplemental executive retirement plan, bonus agreement, salary continuation agreement, split dollar life insurance plan or agreement and any bonus agreement, or any other agreements, plans or arrangements maintained by CCBI or any of its subsidiaries (including, without limitation, the Employment Agreements and that certain salary continuation agreement between Executive and CCB dated April 1, 2006 (the “Salary Continuation Agreement”)), in any event in connection with a termination of employment before, on or after, or otherwise in connection with or contingent upon, the transactions contemplated under the Merger Agreement. Notwithstanding the foregoing, Executive acknowledges that Executive is not waiving the right to receive the actual annual benefit payment, identified in Acknowledgement (4) below, that will be due to Executive under the supplemental executive retirement plan pursuant to Executive’s Salary Continuation Agreement commencing on the Normal Retirement Date set forth in the Executive’s Salary Continuation Agreement and continuing for twenty (20) years thereafter.

Executive further agrees and acknowledges that the Maximum Value Amount is in addition to the amounts and benefits listed above in the determination of the Maximum Closing Amount, and that the “Total Value” identified below represents the sum of both such Amounts.

Net Present Value of All Annual Benefits Payable Under the Supplemental Executive
Retirement Plan Pursuant to Salary Continuation Agreement	$495,774.00
Net Present Value of COBRA Benefits Payable Under Employment Agreement	$53,699.00
Value of the Benefit of the Vesting of Split Dollar Life Insurance Policy	$277,904.00

Maximum Value Amount:	$827,377.00

Total Value (Maximum Closing Amount + Maximum Value Amount):	$5,527,659

In connection with all of the foregoing, Executive hereby agrees and acknowledges each of the following:

(1)          The estimate of 2006 compensation used to calculate the “Severance Payments Pursuant to Employment Agreements” identified above, as provided for under the Employment Agreements, was based upon an estimate of calendar year compensation through September 1, 2006.

(2)          The “Severance Payments Pursuant to Employment Agreements” identified above constitutes all severance payments to which Executive is entitled under his or her respective employment, salary continuation, or change in control agreements; provided, however: that the amount of these payments shall only be adjusted solely due to the impact of Executive’s actual 2006 compensation, as finally determined upon the date of termination of Executive’s employment, which may result in a corresponding change in the computed severance payments, as provided under the Employment Agreements and set forth above, caused by (x) any change in the closing date of the transactions contemplated under the Merger Agreement from the assumed closing date of September 1, 2006 to the actual closing date and/or (y) any change in the per share trading price of CCBl Common Stock (as defined in the Merger Agreement) from the assumed per share price of $16.00 at any month end occurring prior to and through the actual closing date of the transactions contemplated under the Merger Agreements.

(3)          The amount of the “Severance Payments Pursuant to Employment Agreements” may be reduced by the amount of CCBI-provided annual medical and life insurance benefits included in the computation of compensation used to calculate the severance payment set forth above.

(4)          Executive is entitled to receive payment of a benefit amount equal to $70,000.00 annually, which annual benefit is payable under the supplemental executive retirement plan pursuant to Executive’s Salary Continuation Agreement commencing on the Normal Retirement Date set forth in the Executive’s Salary Continuation Agreement and continuing for twenty (20) years thereafter. The “Net Present Value of All Annual Benefits Payable under the Supplemental Executive Retirement Plan Pursuant to Salary Continuation Agreement” amount identified above represents the net present value of the payment of all annual benefit payments due to Executive under the Salary Continuation Agreement, without consideration of actuarial factors other than the discount rate used to calculate such net present value.

(5)          Each of the “Severance Payments Pursuant to Employment Agreements”, “Net Present Value of All Annual Benefits Payable under the Supplemental Executive Retirement Plan Pursuant to Salary Continuation Agreement”, “Net Present Value of COBRA benefits payable Under Employment Agreement”, and “Value of Benefit of the Vesting of Split Dollar Life Insurance Policy” amounts identified above has been calculated for purposes of determining whether Executive will be subject to an “excess parachute payment” excise tax under Section 4999 of the Internal Revenue Code (the “Code”), and if so, the amount of such excise tax and the appropriate amount of any “excess parachute payment” excise tax gross-up payment which may become due and owing by CCBl or CCB, as applicable, under the Employment Agreements. For purposes of determining each of the “Net Present Value of All Annual Benefits Payable under the Supplemental Executive Retirement Plan Pursuant to Salary Continuation Agreement” and “Net Present Value of COBRA benefits payable Under Employment Agreement” amounts set forth above, the discount rate used was 5.76% (which represents 120% of the Applicable Federal Rate (the “AFR”) for long-term obligations for April 2006, which rate is required to be used under the applicable Department of Treasury regulations).

(6)          The discount rate that will be used to finally calculate the net present value of (i) all amounts due to Executive under the Salary Continuation Agreement as of the closing of the transactions contemplated under the Merger Agreement and (ii) the value of the COBRA benefits to be provided under the Employment Agreement will be 120% of the AFR for long-term obligations for the month in which such closing occurs, such that the actual amount of the net present value of all amounts due to Executive under the Salary Continuation Agreement and the value of the COBRA benefits to be provided under the Employment Agreement as of the closing of the transactions contemplated under the Merger Agreement may differ accordingly from the amount identified above as the “Net Present Value of All Annual Benefits Payable under the Supplemental Executive Retirement Plan Pursuant to Salary Continuation Agreement” and the “Net Present Value of COBRA benefits payable Under Employment Agreement”, respectively.

(7)          The calculations of the components that are used to determine whether an excess parachute payment excise tax will be imposed on Executive under Section 4999 of the Internal Revenue Code, the amount thereof (if any), and, if any such excise tax is determined to be so imposed, the amount of any excess parachute payment excise tax gross-up payment which may become due and owing by CCBl or CCB, as applicable, under the Employment Agreements, as well as the calculation of any value prescribed as being deemed to be contingent on a change in control for purposes of Section 280G of the Internal Revenue Code, shall in all such cases be determined in accordance with the applicable provisions of Section 280G of the Internal Revenue Code, and, where applicable, with the Employment Agreements (as such agreements shall be interpreted in a manner that is consistent with the manner in which the amount of the “Severance Payments Pursuant to Employment Agreements” was calculated for purposes of this Acknowledgement, after applying actual Federal and State income rates applicable to Executive on the closing of the transactions contemplated under the Merger Agreement.

(8)          The final determination of the excess parachute payment excise tax, if any, that may be imposed under Section 4999 of the Internal Revenue Code will be based on a thorough analysis performed by Washington Mutual’s tax and legal experts to comply with the governing regulations thereof, as of the Effective Date. As such, the amount shown as the “Excess Parachute Payment Excise Tax Gross-Up Payment” in this Acknowledgement constitutes a good faith estimate and the actual amount thereof may differ significantly upon Washington Mutual’s final determination of such amount.

(9)          The “Value of the Benefit of the Vesting of the Split Dollar Life Insurance Policy” identified above is a good faith estimate of the single premium cost of a new term life insurance policy providing a life insurance benefit to Executive, as of September 1, 2006, that is the same as the life insurance benefit to which Executive shall, as of the closing of the transactions contemplated under the Merger Agreement, be entitled to receive in accordance with the terms of the Split Dollar Life Insurance Policy maintained for the benefit of Executive as of the date hereof.

(10)    All payments due to Executive are subject to withholding for applicable taxes.

Executive fully understands that this Acknowledgement is a legally binding document upon Executive.

Acknowledged and agreed this 22 day of June, 2006 by:

JAMES R. DALEY:	/s/ James R. Daley

EXHIBIT B

MUTUAL GENERAL RELEASE

This Mutual General Release (“Release”) is made and entered into by James R. Daley, a resident of California, (the “Executive”), and Commercial Capital Bancorp, Inc. (the “Company”), in full and final settlement of any and all claims that the Executive and the Company may have against one another, except as expressly excluded herein.

1.                                       Consideration for Release. In return for this Release and in full and final settlement, compromise, and release of any and all claims that the Executive or the Company has or may have against the Released Parties (as defined in Paragraphs 3(a) and 3(b) below), the Company shall provide the Executive with the payments, benefits and other consideration (collectively “Severance Benefits”) as described and in the manner specified in the Letter Agreement, dated as of June 22, 2006, by and between the Executive and the Company (the “Letter Agreement”), and the Executive shall provide the Company with the consideration as described and in the manner specified in the Letter Agreement, including without limitation executing the Washington Mutual, Inc. Acknowledgement attached as Exhibit A to the Letter Agreement.

2.                                       Exclusivity of Consideration to Executive. Except for the Severance Benefits, the Executive acknowledges and agrees that neither the Company nor any of the other Company Released Parties shall have any further obligation to provide the Executive with compensation or benefits under any plan, policy, agreement or arrangement of the Company by reason of the Executive’s termination of employment or in consideration of this Release.

3.                                       Mutual General Release.

(a)                                  The Executive hereby releases and forever discharges the Company, its past, present and future subsidiaries, divisions, affiliates, and its and their respective predecessors, successors and assigns, and each of their past, present and future employees, officers, directors, agents, insurers, employee welfare benefit plans, employee pension benefit plans and deferred compensation plans, and their trustees, administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them (the “Company Released Patties”), of and from any manner of action, cause of action, in law or in equity, suit, debt, lien, contract, agreement, promise, liability, claim, demand, damage, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent arising out of or related in any way to his employment with Commercial Capital Bank or the Company or Executive’s acts and omissions as an officer of Commercial Capital Bank or the Company, (hereinafter called “Claims”), which Executive now has or may hereafter have against the Company Released Parties, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time to the date the Executive signs this Release. The Executive understands that this release includes, without limitation, all Claims Executive may have:

•                  relating to Executive’s hire, employment, remuneration (including salary, bonus, incentive or other compensation, stock options, vacation, sick leave, health insurance benefits, benefits from any employee stock ownership, stock option plans, profit-sharing and/or deferred compensation plan) or termination of employment by the Company;

•                  or retaliation under any law alleging discrimination (including any Claims under Title VII of the Civil Rights Act of 1964, as amended; the Consolidated Omnibus Budget Reconciliation Act; the Age Discrimination in Employment Act, as amended; the Employee Retirement Income Security Act, as amended; the Americans with Disabilities Act; the Fair Labor Standards Act, as amended the Reconstruction Era Civil Rights Act, as amended; the Rehabilitation Act, as amended; the Family and Medical Leave Act; other applicable state or local employment discrimination statutes; applicable wage and hour statutes; and/or any other local, state or federal law of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Company, as well as any and all claims under state contract or tort law or otherwise);

•                  arising under any contract, express or implied, tortious conduct or arising under federal, state or local law.

In giving this release, the Executive forever releases and gives up the Executive’s employment rights and employee status with the Company Released Parties and each of them, except as otherwise provided in the Letter Agreement.

(b)                                 The Company, on behalf of itself and each of the Company Released Parties, hereby releases and forever discharges Executive, his past, present and future successors, heirs, assigns, agents, representatives, insurers, and attorneys (the “Executive Released Parties”), of and from any manner of action, cause of action, in law or in equity, suit, debt, lien, contract, agreement, promise, liability, claim, demand, damage, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent arising out of or related in any way to his employment with Commercial Capital Bank or the Company or Executive’s acts and omissions as an officer of Commercial Capital Bank or the Company, (hereinafter called “Claims”), which the Company now has or may hereafter have against the Executive Released Parties, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time to the date the Company signs this Release. The Company understands that this release includes, without limitation, all Claims the Company may have:

•                  relating in any way to the subject matter of the case captioned Comerica Bank, et al. v. Commercial Capital Bancorp, Inc., et al., Case No. CGC-05-443546 (San Francisco Superior Court); and

•                  arising under any contract, express or implied, for any tortious conduct, or arising under federal, state or local law.

(c)                                  IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE EXECUTIVE IS AWARE OF THE FOLLOWING WITH RESPECT TO HIS RELEASE OF ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (“ADEA”):

(1)                                  EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(2)                                  EXECUTIVE HAS REVIEWED THE ATTACHED LISTING OF THE AGES AND JOB TITLES OF ALL PERSONS, IN HIS/HER DEC1SIONAL UNIT, WHO ARE AND ARE NOT INCLUDED IN THIS REDUCTION PROGRAM.

(3)                                  SOME OF THE CONSIDERATION EXECUTIVE IS RECEIVING FOR THIS RELEASE IS IN ADDITION TO ANYTHING OF VALUE TO WHICH EXECUTIVE IS OTHERWISE ENTITLED TO RECEIVE.

(4)                                  EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS AT LEAST FORTY-FIVE (45) DAYS TO CONSIDER THIS RELEASE;

(5)                                  EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE THIS AGREEMENT, AND THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THE EIGHTH DAY FOLLOWING EXECUTIVE’S SIGNING THIS RELEASE.

(d)                                 Executive and the Company each represent and warrant that they have not assigned or transferred to any third party any interest in any Claim which they may have against the Company Released Parties and Executive Released Parties respectively, or any of them, and Executive and the Company agree to indemnify and hold the Company Released Parties and Executive Released Parties, respectively, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by them, or any of them, as a result of any such assignment or transfer, It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Company Released Parties against Executive, or the Executive Released Parties against the Company, under this indemnity.

(e)                                  Executive and the Company represent and warrant that they have not asserted, filed or otherwise taken actions to initiate any Claim in any federal, state or local court, administrative agency or other forum against the Company Released Parties and Executive Released Parties respectively.

4.                                       Exceptions to General Release. Notwithstanding the foregoing, nothing herein shall be deemed to constitute a release on behalf of the Company Released Parties or any of its affiliates with respect to any Claims arising out of the following: (i) The Company’s obligation to pay benefits under the Company’s Supplemental Executive Retirement Plan (as set forth in Executive’s Salary Continuation Agreement with Commercial Capital Bank dated April 1, 2006, entered into pursuant to that plan); (ii) the Company’s obligation to provide the continued life, medical, dental and disability coverage promised pursuant to Section 13(d) of Executive’s Amended and Restated Employment Agreement with Commercial Capital Bancorp, Inc. dated December 19, 2005; (iii) the Company’s obligation to provide excise tax gross-up payments pursuant to Section 14 of Executive’s Amended and Restated Employment Agreement with Commercial Capital Bancorp, Inc. dated December 19, 2005, but only in so far as such obligations relate to the transaction contemplated by the Agreement and Plan of Merger by and among Washington Mutual, Inc., the Company and Bruin Acquisition Inc. dated April 23, 2006; (iv) payments Executive is otherwise entitled to receive pursuant to the Agreement and Plan of Merger by and among Washington Mutual, Inc., the Company and Bruin Acquisition Inc. dated April 23, 2006 in respect of shares of Company common stock or options to purchase shares of common stock of the Company; and (v) the Company’s obligations under its split dollar agreement with the Executive; provided that the Company Released Parties shall be released from all Claims regarding, and have no obligation to make, payments or confer benefits in connection with the fulfillment of aggregate obligations described in (i), (ii) and (v), immediately above, in excess of payments and benefits having an aggregate present value as measured on September 1, 2006 of $827,377.00.

5.                                       Enforcement of Release. If any party to this Release brings an action to enforce his, her or its rights hereunder, the prevailing party shall be entitled to recover his, her or its costs and expenses, including court costs and attorneys’ fees, if any, incurred in connection with such suit to the extent permitted by applicable law.

6.                                       Construction of Release. This Release shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The headings used herein are for reference only and shall not affect the construction of this Release.

7.                                       Assumption of Risk. The Executive and the Company fully understand that if any fact with respect to any matter covered by this Agreement is found hereafter to be other than, or different from, the facts now believed to be true, they expressly accept and assume the risk of such possible difference in fact and agree that the release provisions hereof shall be and remain effective notwithstanding any such difference in fact.

8.                                       Waiver of Statutory Rights. Executive and the Company waive any right they may have under California Civil Code section 1542, as well as under any other state or federal statute or common law principle of similar effect. California Civil Code section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.”

Executive and the Company acknowledge that they may later discover facts different from or in addition to those which they or their attorneys now know or believe to be true with respect to the Daley Agreements or other matters covered by this Release. It is the intention of Executive and the Company to fully, finally and forever settle and release all claims and differences relating to the Daley Agreements and other matters covered by this Release, except as set forth herein and in the Letter Agreement.

9.                                       Amendment to Release. Any Amendment to this Release must be in a writing signed by duly authorized representatives of the Executive and the Company Released Parties and stating the intent of the parties to amend this General Release.

YOU ARE HEREBY ADVISED BY COMMERCIAL CAPITAL BANCORP, INC. TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE. PLEASE READ THIS DOCUMENT CAREFULLY BEFORE SIGNING IT. THIS IS A LEGAL DOCUMENT AND SIGNING IT WILL HAVE LEGAL CONSEQUENCES.

UPON SIGNING THIS RELEASE, RETURN IT TO THE REPRESENTATIVE OF COMMERCIAL CAPITAL BANCORP, INC. SPECIFIED BELOW. IF YOU CHOOSE TO REVOKE IT, YOU MUST NOTIFY THIS REPRESENTATIVE IN WRITING WITHIN SEVEN (7) DAYS AFTER SIGNING THIS RELEASE.

EXECUTIVE AND THE COMPANY REPRESENT AND ACKNOWLEDGE THAT NO REPRESENTATION, STATEMENT, PROMISE, INDUCEMENT, THREAT OR SUGGESTION HAS BEEN MADE BY ANY OF THE RELEASED PARTIES OR BY ANY OTHER INDIVIDUAL TO INFLUENCE THEM TO SIGN THIS RELEASE EXCEPT STATEMENTS AS-ARE EXPRESSLY SET FORTH HEREIN.

EXECUTIVE:	/s/ James R. Daley

Date:	June 22, 2006

Commercial Capital Bancorp, Inc.

/s/ Donald E. Royer
By:
Its authorized representative

Representatives of Commercial Capital Bancorp, Inc.

authorized to receive correspondence under this Release:

If to Commercial Capital Bancorp, Inc.:

Commercial Capital Bancorp, Inc.

8105 Irvine Center Drive, Suite 1500

Irvine CA 92618

Attention: Donald E. Royer

Executive Vice President, General Counsel

If to WAMU:

Washington Mutual, Inc. 1201

Third Avenue-WMT1501

Seattle, WA 98101

Attention: Carey Brennan,

Associate General Counsel

Copy To:

Andrea K. Wahlquist, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile: (212) 455-2502

COMMERCIAL CAPITAL BANK

Exhibit C

December 15, 2005

RE:          Comerica Bank V. Commercial Capital Bancorp, Inc., et al.
San Francisco County Superior Court Case No. CGC-05-4543546
Reservation of Rights Regarding Indemnification

Dear Mr. Daley:

This letter is to confirm that Commercial Capital Bank (“CCB”) has agreed, based on the facts as it now understands them, to defend and indemnify you for any defense costs and liability arising out of the above-entitled action (the “Action”) subject to the provisions of this letter, including the reservation of rights set forth below and, further, to provide counsel to bring a cross-complaint or appropriate action against Comerica Bank for certain claims you may have as an individual against Comerica. This letter is also to confirm that CCB has retained the law firm of Weintraub Genshlea Chediak Law Corporation (“WGC”) to represent James Daley(1),  Mercedes Apodaca, Phyllis Barr, Amy Chang, Teresa Chavez, James Cooper, Linda Doll, Cynthia Graves, Daniel Harris, Thomas Holder, Jennifer Huynh, Wendie Lewin, Fernando Loza, Richard Lundin, Kathleen Nanez, Lynda Perez, Joann Quirong, Laurie Sams, Janet Stiles, Ida Tam, Aubrey Walden, and Kenneth Wu, CCB and you in this matter(2).  (These individuals and CCB are referred to collectively herein as the “Clients”.)

Plaintiff’s claims against you, CCB, the other individual defendants named above and certain other persons arise out of events related to (1) your seeking and preparing for employment with CCB (“Pre-Employment Events”); and (2) your conduct after you commenced your employment with CCB (“Events during Employment”). CCB has agreed to defend, indemnify and prosecute your interests in the Action with respect to both Pre-Employment Events and Events During Employment, subject to the provisions of this letter including the express reservation of rights below. This means that CCB will pay the attorney’s fees and costs incurred by WGC relating to your defense and cross-claims (if any) in the Action. Although CCB will be paying such legal fees, WGC will represent your interests and the interests of the other clients equally as long as an actual

(1) Weintraub Genshlea Chediak has been asked to represent Mr. James Daley only with reegard to bringing a cross-complaint against Comerica Bank on his behalf.

(2) Weintraub Genshlea Chediak may be asked at a later date to represent Ms. Allison Hamasu with regard to filing a cross-complaint against Comerica Bank.

conflict of interest does not arise. As stated in WGC’s Consent to Joint Representation letter (“Consent”) being sent to all Clients, if an actual conflict of interest does arise, WGC will advise all Clients and appropriate action will be taken at that time to determine whether it is possible to continue to represent some or all of the Clients, perhaps requiring additional written waivers.

CCB has submitted claims to various insurance carriers relating to the Action, and, in connection with such claims, may require your assistance and/or cooperation with satisfying the requests or requirements of such insurance carriers. CCB’s indemnification of you relating to the Action as described herein is conditioned upon your providing such assistance and/or cooperation.

CCB’s agreement to defend and indemnify you and to prosecute certain cross-claims on your behalf is also conditioned upon your continued truthful cooperation with CCB in matters relating to the Action, and is limited to the claims and/or facts for relief presently pled against you in the Action. If additional claims and/or facts are hereafter pled against you in the Action, CCB will reassess whether it will provide indemnification for defense and/or liability for such claims and/or facts.

CCB’s indemnification of you is subject to the following Reservation of Rights: In the event you are found liable for damages in the Action based upon conduct or omissions (1) with respect to Pre-Employment Events, that were not reasonably necessary to legally and non-tortuously seek and prepare for employment with CCB; or (2) with respect to Events During Employment that occurred outside the course and scope of your employment with CCB; or (3) occurring at any time events based upon facts not presently known by CCB, CCB reserves the right to deny you indemnity for such liability. At present, the facts as CCB knows them suggest that all of your conduct alleged in the Action appears to have occurred outside of the reservations expressed in (1) and (2), and thus it appears unlikely that CCB will have cause to exercise its reserved rights. Nevertheless, you should be aware of the possibility that, if facts show otherwise, CCB has reserved the right to withdraw the indemnification for liability herein, in whole or in part.

2

CCB will you in writing in the event that CCB’s understanding of the scope of this indemnity changes during the course of the Action. Please feel free to consult with an attorney of your choice, at your own cost, concerning your rights of indemnity or any other issue relating to the Action.

Please also feel free to contact me if you have any comments or questions.

Very truly yours,

/s/ Richard A. Sanchez
Richard A. Sanchez
Chief Administrative Officer

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